Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	David M. Findlay
Executive Vice President-
Administration and
Chief Financial Officer
(574) 267-9197
david.findlay@lakecitybank.com

LAKELAND FINANCIAL CORPORATION ANNOUNCES CLOSING OF $59.5 MILLION PUBLIC OFFERING OF COMMON STOCK

Warsaw, Indiana (November 18, 2009) — Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, announced today that it has completed its previously announced underwritten public stock offering by issuing 3,500,000 shares of the Company’s common stock at a public offering price of $17.00 per share, for aggregate gross proceeds of $59.5 million.  The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $55.9 million.  Stifel, Nicolaus & Company, Incorporated acted as the book-running manager of the public offering, and Keefe, Bruyette & Woods, Inc. and Howe Barnes Hoefer & Arnett, Inc. acted as co-managers.

Lakeland Financial Corporation is a $2.5 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley.  The Company also has a loan production office in Indianapolis, Indiana.  Additional information regarding the Company can be accessed on its home page at www.lakecitybank.com.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.